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                                                                    Exhibit 99.1


                                                              MICHAEL A. PIRAINO
                                                         CHIEF FINANCIAL OFFICER
                                                         (714)752-9111, EXT. 146


                DATA PROCESSING RESOURCES CORPORATION TO ACQUIRE
               DALLAS - BASED INFORMATION TECHNOLOGY STAFFING FIRM
                                FOR $19.8 MILLION
                                       --
               LEARDATA INFO-SERVICES, INC. HAS NATIONAL PRESENCE


NEWPORT BEACH, CALIFORNIA - DECEMBER 18, 1996 - Data Processing Resources Corporation (Nasdaq:DPRC) today announced that it has executed a definitive purchase agreement to acquire all of the outstanding capital stock of Dallas - based LEARDATA Info-Services, Inc. (LEARDATA).

         Under the terms of the agreement, the purchase price is expected to be approximately $19.8 million, consisting of $14.85 million in cash and approximately 266,000 shares of restricted DPRC common stock valued at $4.95 million (computed using the average closing price of DPRC's stock for 20 business days preceding the signing of the definitive purchase agreement), plus the amount of cash on hand at the closing date to be paid according to the same cash/common stock ratio above. The transaction has been approved by each company's board of directors and is expected to close in early January 1997.

         From its corporate headquarters in Dallas, Texas, LEARDATA currently conducts its information technology staffing (IT) business which specializes in the Tandem "fault tolerant" and client/server platforms. LEARDATA's revenues for the twelve months ended October 31, 1996 were approximately $16.0 million. The business currently employs approximately 130 hourly and salaried consultants serving thirty states. The acquisition is expected to be accretive to DPRC's pro forma net earnings on a twelve months trailing basis.

         David M. Connell, President and Chief Operating Officer, stated, "The acquisition of LEARDATA is an important step in our geographic expansion program. We would expect


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December 18, 1996
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Dallas to become our next regional hub location and drive growth in Texas and the surrounding marketplace.

         Mr. Connell added, "We were attracted to this enterprise by the enthusiasm and professionalism of LEARDATA's co-founders. Mr. Bruce (Rusty) M. Smith and Chris P. Smith, LEARDATA's Chief Executive Officer and President, respectively, are ex-IBM employees who had the vision and entrepreneurial spirit to launch the company approximately 10 years ago and create a rapidly growing IT practice emphasizing software application development for specialized platforms. Both individuals will remain with the organization under the terms of their respective employment agreements". Mr. Rusty Smith stated, "DPRC's strategy for future national expansion, while maintaining a high standard of ethics and business practices was a deciding factor in our decision to join their team. We are excited about the potential synergy between our two companies and what it holds for the future."

         Data Processing Resources Corporation provides information technology staffing services through a network of nine branch locations to a diverse group of corporate clients through a database of highly qualified technical consultants. Additional information on DPRC is now available via the Internet's World Wide Web at http://www.dprc.com. For more investor information via facsimile, please call 1-800-PRO-INFO and enter client code 294.


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